EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Reg. No. 333-103432) and Form S-8 (Reg. Nos. 333-129866, 333-124125, 333-43820, 333-65989 and 33-65998) of Avon Products, Inc. of our report dated February 28, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2007